Exhibit 99.1
Oceaneering Announces Record Quarterly Earnings
—Earnings Increase 38% Year-Over-Year and 21% Sequentially—
—ROV Utilization Hits 88%—
—Subsea Products Backlog Surpasses $180 Million—
—2005 and 2006 EPS Guidance Raised—
October 31, 2005 — Houston, Texas — Oceaneering International, Inc. (NYSE:OII) today reported record earnings for the third quarter ended September 30, 2005. On revenue of $263.1 million, Oceaneering generated net income of $17.7 million, or $0.66 per share. For the third quarter of 2004, Oceaneering reported revenue of $192.9 million and net income of $12.8 million, or $0.50 per common share.
The year-over-year increase in quarterly earnings of 38% was due to increases in ROV, Subsea Projects, Subsea Products, and Inspection operating profits.
Summary of Results
(in thousands, except per share amounts)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2005	2004	2005	2005	2004
Revenue	$263,111	$192,862	$235,970	$709,818	$554,143
Gross Margin	$49,334	$34,205	$40,567	$123,104	$92,708
Operating Income	$28,335	$18,719	$20,660	$63,488	$44,507
Net Income	$17,714	$12,846	$14,673	$42,979	$28,588

Diluted Earnings Per Share	$0.66	$0.50	$0.55	$1.61	$1.12

Weighted Average Number of Diluted Shares	26,921	25,871	26,582	26,671	25,612
For the second quarter of 2005, Oceaneering reported revenue of $236.0 million and net income of $14.7 million, or $0.55 per share. The sequential increase in net income of 21% was attributable to improved operating income contributions from our ROV, Subsea Projects, and Subsea Products segments.
John Huff, Chairman and Chief Executive Officer, stated, “We achieved record net income results for the second consecutive quarter as market demand for our niche market subsea products and services continued to escalate. Year to date we have already earned more net income than in all of 2004. We are on pace to realize 50% net income growth for the year 2005 over 2004. Furthermore, our sustainable business growth prospects for 2006 and beyond, driven by deepwater oil and gas exploration and development activity, look very promising.
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“When compared to the second quarter of this year, Subsea Products operating income improved due to the profit contribution of the GrayLoc acquisition made at the end of the second quarter, and a reduction in losses we have been incurring at our umbilical plant in Panama City, FL. ROV profitability rose primarily due to an increase in our fleet utilization rate to 88%, up from 81% in the second quarter. Subsea Projects results were higher due to an escalation in deepwater IMR projects and inspection work to assess damage caused by Hurricane Katrina.
“During the quarter we took several actions to position Oceaneering to achieve improved future financial results. We announced $58 million of capital spending projects. Of this amount, approximately $30 million is for our Subsea Products business and $23 million for expansion of our ROV fleet. Respectively, these two segments represent the fastest growing and the most profitable lines of business in which we can find attractive investment opportunities. The remaining $5 million will be invested in a saturation diving system to increase our participation in the pipeline and platform repairs of damage caused by the three major Gulf of Mexico hurricanes in the past 12 months.
“We secured a one-year contract for the use of the MSV Ocean Intervention and announced $55 million of umbilical contracts to be built at our Brazil and U.S. manufacturing plants. Total new orders for our Subsea Products segment were approximately $134 million and our products backlog at the end of the quarter was $181 million.
“ Based upon our earnings performance in the first nine months of this year we are increasing our EPS guidance for 2005 to a range of $2.25 to $2.30. For the fourth quarter, we are anticipating profit growth in our Subsea Products segment to be offset somewhat by normal winter season declines in our ROV and Inspection operations, along with the possibility of minimal production throughput at the Medusa Spar.
“Since our last earnings release, the outlook for our oilfield products and services has improved and the expected market demand for our non-oilfield business has declined somewhat. We now believe 2006 EPS will be in the record range of $2.70 to $2.85, based on an estimated 27.5 million shares outstanding. The 2006 EPS growth is anticipated to be driven by profit improvements from our oilfield Subsea Products, particularly our umbilical manufacturing operation, current prospects for higher ROV pricing and a larger fleet size, and an expected increased level of Subsea Projects profitability due to Hurricanes Katrina and Rita repair work.”
Statements in this press release that express a belief, expectation, or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s assessment of having sustainable growth prospects for 2006 and beyond, projected 2005 net income growth, anticipation that hurricane repair work will last for the next few years, improved outlook for oilfield products and services, expected market demand decline for non-oilfield business, projected 2005 and 2006 EPS ranges, and estimated shares outstanding in 2006. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain and the timing of new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2004 and its other periodic filings with the Securities and Exchange Commission.
Oceaneering is an advanced applied technology company that provides engineered services and hardware to Customers who operate in marine, space, and other harsh environments. Oceaneering’s services and products are marketed worldwide to oil and gas companies, government agencies, and firms in the aerospace and marine engineering and construction industries.
For further information, please contact Jack Jurkoshek, Manager Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; www.oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for November 1, 2005 at 10:00 a.m., central time, can be heard at www.companyboardroom.com (enter ticker OII).
PR 929

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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2005	Dec. 31, 2004
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $35,833 and $16,781)	$361,540	$276,876
Net Property and Equipment	403,912	401,054
Other Assets	185,417	141,734

TOTAL ASSETS	$950,869	$819,664

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$204,645	$170,672
Long-term Debt	175,295	142,172
Other Long-term Liabilities	53,578	52,383
Shareholders’ Equity	517,351	454,437

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$950,869	$819,664

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	Sept. 30,	June 30,	September 30,
	2005	2004	2005	2005	2004
	(in thousands, except per share amounts)
Revenue	$263,111	$192,862	$235,970	$709,818	$554,143
Cost of Services and Products	213,777	158,657	195,403	586,714	461,435

Gross Margin	49,334	34,205	40,567	123,104	92,708
Selling, General and Administrative Expense	20,999	15,486	19,907	59,616	48,201

Income from Operations	28,335	18,719	20,660	63,488	44,507
Interest Income	181	767	93	335	889
Interest Expense	(2,655)	(2,141)	(2,221)	(7,070)	(6,403)
Equity Earnings of unconsolidated affiliates, net	2,061	2,480	3,956	10,109	5,936
Other Income (Expense), net	(457)	(61)	260	(227)	(947)

Income before income taxes	27,465	19,764	22,748	66,635	43,982
Provision for Income Taxes	(9,751)	(6,918)	(8,075)	(23,656)	(15,394)

Net Income	$17,714	$12,846	$14,673	$42,979	$28,588

Diluted Earnings per Share	$0.66	$0.50	$0.55	$1.61	$1.12

Weighted average number of common shares and equivalents	26,921	25,871	26,582	26,671	25,612
The above Condensed Consolidated Balance Sheets and Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report, Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

SEGMENT INFORMATION

		For the Three Months Ended			For the Nine Months Ended
		Sept. 30,	Sept. 30,	June 30,	Sept. 30,	Sept. 30,
		2005	2004	2005	2005	2004
		($ in thousands)
Remotely Operated Vehicles	Revenue	$85,749	$56,546	$75,607	$228,972	$158,032
	Gross margin	$27,948	$16,407	$21,041	$65,704	$41,908
	Gross margin %	33%	29%	28%	29%	27%
	Operating income	$24,061	$13,692	$17,501	$54,643	$34,359
	Days available	15,923	14,689	15,271	46,166	41,996
	Utilization	88%	69%	81%	82%	68%

Subsea Products	Revenue	$65,430	$37,162	$49,038	$155,146	$107,013
	Gross margin	$10,522	$5,612	$5,787	$18,868	$17,985
	Gross margin %	16%	15%	12%	12%	17%
	Operating income	$4,020	$2,002	$428	$2,305	$6,961
	Backlog	$181,000	$73,000	$112,000	$181,000	$73,000

Subsea Projects	Revenue	$30,023	$15,278	$23,464	$77,965	$44,184
	Gross margin	$8,327	$2,406	$4,233	$17,510	$5,905
	Gross margin %	28%	16%	18%	22%	13%
	Operating income	$7,176	$1,238	$2,962	$13,944	$2,325

Mobile Offshore Production Systems	Revenue	$12,898	$11,613	$12,747	$37,008	$37,508
	Gross margin	$4,323	$4,536	$4,559	$13,230	$13,496
	Gross margin %	34%	39%	36%	36%	36%
	Operating income	$4,019	$4,076	$4,068	$12,016	$12,088

Inspection	Revenue	$39,972	$37,719	$43,463	$120,367	$109,825
	Gross margin	$6,058	$4,883	$7,133	$17,627	$13,140
	Gross margin %	15%	13%	16%	15%	12%
	Operating income	$3,085	$1,887	$3,393	$7,712	$4,540

Advanced Technologies	Revenue	$29,039	$34,544	$31,651	$90,360	$97,581
	Gross margin	$4,636	$6,682	$6,495	$17,045	$18,648
	Gross margin %	16%	19%	21%	19%	19%
	Operating income	$2,779	$4,975	$4,353	$11,108	$13,074

Unallocated Expenses	Gross margin	$(12,480)	$(6,321)	$(8,681)	$(26,880)	$(18,374)
	Operating income	$(16,805)	$(9,151)	$(12,045)	$(38,240)	$(28,840)

TOTAL	Revenue	$263,111	$192,862	$235,970	$709,818	$554,143
	Gross margin	$49,334	$34,205	$40,567	$123,104	$92,708
	Gross margin %	19%	18%	17%	17%	17%
	Operating income	$28,335	$18,719	$20,660	$63,488	$44,507

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions		$7,769	$36,460	$63,832	$91,635	$121,904
Depreciation and amortization		$18,683	$16,484	$17,961	$54,873	$48,446